Exhibit 23.3

PROSPECTIVE DIRECTOR CONSENT

The undersigned, Dr Mark Bonyhadi, hereby consents to be named as a prospective director of TC BioPharm (Holdings) plc, a company formed under the laws of Scotland, United Kingdom, in the Registration Statement on Form F-1, Registration Statement 333-260492.

Dated: December 14, 2021

/S/ Dr. Mark Bonyhadi

Signature